Exhibit 10.23

July 23, 2010

Richard Van Hoesen

Re: Separation and Consulting Agreement

Dear Rick:

        As discussed, this letter sets forth the terms of the separation and consulting agreement (the "Agreement") between you and Epocrates, Inc. ("Epocrates" or the "Company").

        1.    Separation Date.    Your last day of employment and your employment termination date shall be July 31, 2010 (the "Separation Date").

        2.    Final Accrued Salary.    No later than the Separation Date, the Company will pay you all accrued base salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. As you know, Epocrates does not provide vacation accrual, or accrual of other paid time off, to its exempt employees and, as a result, you do not have any accrued and unused vacation or other paid time off to be paid upon termination of employment

        3.    Consulting Relationship.

          (a)    Consulting Period.    Provided that you timely sign, date, and return this Agreement, and do not subsequently revoke it, then the Company agrees to retain you, and you agree to make yourself available to perform services as, a consultant to the Company from the Separation Date and continuing through September 30, 2010 (the "Consulting Period") under the terms and conditions provided in this Agreement. The Company may only terminate the Consulting Period earlier than September 30, 2010 if you materially breach this Agreement or the Confidential Information Agreement (as defined in Section 8).

          (b)    Consulting Services.    During the Consulting Period, you shall make yourself available to provide consulting services (the "Services") within your areas of expertise and as requested by the Company. As a consultant, you will report to Rose Crane, or her designee. Your Services shall consist of providing services or briefing information as requested by the Company regarding any matters for which you had responsibility during your employment, including but not limited to providing assistance with respect to matters involving the Securities and Exchange Commission (including assistance in responding to Commission comments), and providing other transition assistance. You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. During the Consulting Period, you shall be free to pursue other employment or consulting engagements with third parties, provided that you do not engage in activities that compete with the Company, you do not provide services to any third parties that are competitors of the Company (or that are preparing to compete with the Company), and your other engagements do not unreasonably interfere with your performance of your Services to the Company. The Company shall not require you to perform the Services in a manner that would unreasonably interfere with your performance of your other professional duties.

          (c)    Consulting Fees, Stock Options and COBRA Payments.    You will receive the following as your sole compensation for the Services:

            (i)    Consulting Fees.    During the Consulting Period, the Company will pay you monthly consulting fees in an amount of $1.00 per month. The monthly consulting fees shall be paid to you by check no later than the last day of each month during the Consulting Period.

            (ii)    Stock Options.    You and the Company agree that your conversion from an employee to an independent contractor of the Company will not result in a termination of your "Continuous Service" for purposes of the Company's equity incentive plan (the "Plan") and your stock options. In addition, the parties agree that (a) all vesting of your outstanding stock options will cease effective as of the Separation Date (notwithstanding your Continuous Service to the Company during the Consulting Period), and (b) because of your Continuous Service during the Consulting Period, you will be able to exercise any vested options throughout the Consulting Period and for a period of ninety (90) days after termination of the Consulting Period. It is important to understand that, to the extent your options qualify as incentive stock options for purposes of the tax rules, such options will lose incentive stock option status (and convert to nonstatutory options) if you fail to exercise your vested options within ninety (90) days after the Separation Date. Notwithstanding the foregoing, the Company is not providing any tax advice or guidance to you, and you are strongly encouraged to seek advice concerning the tax aspects of this Agreement (including with respect to your stock options) from your personal tax advisors. Your rights to exercise any vested options are governed in full by your stock option agreements and the Plan, as modified herein.

            (iii)    COBRA Payments.    To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, "COBRA"), and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date if you so elect. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice of your COBRA rights and obligations within the timing required by law. If you timely elect COBRA coverage, the Company agrees to pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable), at the same level in effect as of the Separation Date, during the Consulting Period, provided that, the Company's payment of your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer during the Consulting Period or you are no longer eligible for COBRA coverage. You must provide prompt written notice to the Company's Senior Vice President of Human Resources if you become eligible for group health insurance coverage through a new employer during the Consulting Period. The Company's payment of your COBRA premiums during the Consulting Period shall be in addition to the Company's payment of your COBRA premiums as part of the Severance Benefits provided under Section 4(c) of this Agreement.

          (d)    Protection of Information.    You agree that, during the Consulting Period and thereafter, you will not, except for the purposes of performing your Services, use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Services. Any and all work product you create in the course of performing the Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property and work product developed in the course of performing the Services.

          (e)    Authority During Consulting Period.    After the Separation Date, you will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, and you shall not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

          (f)    Independent Contractor Status.    You acknowledge and agree that during the Consulting Period you will be an independent contractor of the Company and not an employee. You further acknowledge and agree that, during the Consulting Period, you will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, workers' compensation insurance coverage, profit sharing or retirement benefits, other than as set forth in this Agreement or otherwise provided by law.

          (g)    Expenses.    The Company will reimburse you, pursuant to its regular business practice, for reasonable, documented business expenses incurred in performing the Services (if any) provided that these expenses have been pre-approved in writing by Ms. Crane.

        4.    Severance Benefits.    As discussed, if you timely sign, date and return this Agreement, and you do not revoke it thereafter, and you continue to comply with your obligations to the Company (including complying with this Agreement and the Confidential Information Agreement), the Company will provide you with the following severance benefits (the "Severance Benefits") which shall be in lieu of (and not in addition to) severance benefits under your offer letter agreement with the Company dated October 18, 2006, as amended (the "Offer Letter"):

          (a)    Base Salary Severance Payments.    You will receive severance pay equal to nine (9) months of your base salary in effect as of the Separation Date (a total of $196,987.50), less required deductions and withholdings (the "Base Salary Severance Payments"). The Base Salary Severance Payments shall be paid in eighteen (18) payments (each in the amount of $10,943.75) over a nine-month time period on the Company's normal payroll dates, beginning with the October 1, 2010 payday and continuing for nine (9) months thereafter.

          (b)    Bonus Severance Payment.    You will receive an additional severance payment of $76,606.25, which is equivalent to the amount of your annual "at plan" bonus target for 2010, prorated based on the Separation Date (the "Bonus Severance Payment"). The Bonus Severance Payment will be subject to required payroll deductions and withholdings, and paid in a lump sum on the Effective Date (as defined in paragraph 14(d)).

          (c)    Severance-Related COBRA Payments.    The Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable), at the same level in effect as of the Separation Date, for a period of nine (9) months following the Consulting Period (e.g. for the months of October 2010 through and including June 2011), or until you become eligible for group health insurance coverage through a new employer, whichever occurs first (provided that you remain eligible for COBRA coverage). You must provide prompt written notice to the Company's Senior Vice President of Human Resources if you become eligible for group health insurance coverage through a new employer within this nine month period.

          (d)    Internal Revenue Code Section 409A Compliance.    Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A"). These provisions are intended either to comply with the requirements of Section 409A or to provide a basis for exemption from such requirements so that none of the payments and benefits described in this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted. Each installment of severance benefits is a separate "payment" for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). If you are or become a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, the payments under this Agreement are intended to be in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code because payments will either be payable pursuant to the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least 6 months after your separation from service.

        5.    Other Compensation Or Benefits.    You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation, severance, equity vesting or equity awards, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example but not limitation, you acknowledge that you have not earned, are not owed, and will not be provided, any bonus, incentive compensation, commissions, MBO payments, or equity, unless expressly provided herein.

        6.    Employment-Related Expense Reimbursements.    You agree that, within ten (10) business days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for your legitimate and fully documented expenses pursuant to its regular business practice.

        7.    Return Of Company Property.    Unless the Company otherwise authorizes you to retain any documents or property in connection with your consulting Services (which must be returned upon termination of the Consulting Period or upon the Company's earlier request), you agree to return to the Company, no later than by the close of business on the Separation Date, all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, contact lists or directories, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on the Separation Date. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree if requested to provide the Company with a certification that the necessary copying and/or deletion has been done. Your timely compliance with this Section 7 is a precondition to your receipt of the Severance Benefits to which you otherwise would not be entitled.

        8.    Proprietary Information Obligations.    Both during and after your employment you acknowledge your continuing obligations under your Confidential Information and Inventions Assignment Agreement with the Company (the "Confidential Information Agreement"), which include but are not limited to your obligations not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your signed Confidential Information Agreement is attached hereto as Exhibit A.

        9.    Confidentiality.    The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements (which may include, for example, the requirement of filing this Agreement and/or a summary of its terms with the Securities and Exchange Commission); and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Notwithstanding the foregoing, if this

Agreement is filed with a government agency by the Company pursuant to subsection (c) of the preceding sentence and as a result becomes publicly available, then the parties shall not be subject to the foregoing confidentiality obligations.

        10.    Nondisparagement.    You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any request for information to the extent required by legal process.

        11.    No Voluntary Adverse Action.    You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

        12.    Cooperation.    You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

        13.    No Admissions.    Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

        14.    Release of Claims.

          (a)    General Release.    In exchange for the Consulting Period and the Severance Benefits to which you otherwise would not be entitled, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, or affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the "Released Parties"), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the "Released Claims").

          (b)    Scope of Release.    The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance benefits or payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising under or based on the Offer Letter); (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal

  Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the "ADEA"), the federal Family and Medical Leave Act (as amended) (the "FMLA"), the California Family Rights Act ("CFRA"), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

          (c)    Excluded Claims.    Notwithstanding the foregoing, the following are not included in the Released Claims (the "Excluded Claims"): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; or (iii) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

          (d)    ADEA Waiver.    You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that: (i) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company's General Counsel); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the "Effective Date").

          (e)    Section 1542 Waiver.    YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

        15.    Representations.    You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, any applicable law or any Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers' compensation claim.

        16.    Miscellaneous.    This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to the severance benefits arrangement set forth in your Offer

Letter). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

        If this Agreement is acceptable to you, please sign below within twenty-one (21) days of your receipt of this Agreement. If you do not sign this Agreement and return it to the Company within the aforementioned timeframe, the Company's offer for the Consulting Period and the Severance Benefits will expire.

        We look forward to continuing to work with you during the Consulting Period, and wish you good luck in your future endeavors.

Sincerely,

EPOCRATES, INC.
By:	/s/ John S. Owens John S. Owens Senior Vice President, Human Resources

Exhibit A—Confidential Information and Inventions Assignment Agreement

UNDERSTOOD AND AGREED:

/s/ Richard Van Hoesen Richard Van Hoesen	7/29/10 Date

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT